INDEPENDENT AUDITORS' CONSENT

METROPOLITAN LIFE SEPARATE ACCOUNT E:

We consent to the use in this Post-Effective Amendment No. 28 to Registration Statement No. 2-90380/811-4001 of Metropolitan Life Separate Account E on Form N-4 of our report dated March 26, 2002, relating to Metropolitan Life Separate Account E, and our report dated February 12, 2002, relating to Metropolitan Life Insurance Company, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Independent Auditors", appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Financial Statements" appearing in the Prospectuses, which are also a part of such Registration Statement.

DELOITTE & TOUCHE LLP

New York, New York
April 4, 2002